Exhibit 99.1

Press Release

Vuzix Reports Q2-2023 Operating Results Driven by Record Smart Glasses Sales

-     Total Q2 2023 revenue rose 56% year-over-year and 12% quarter-over-quarter

ROCHESTER, N.Y., August 8, 2023 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or the “Company”), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products, today reported its second quarter results for the three months ended June 30, 2023.

“During the second quarter we achieved record smart glasses sales, which drove total sales growth of 56% year-over-year and 12% quarter-over-quarter, largely due to sales channel growth through additional salesforce resources and increased customer adoption of our products in Japan and the rest of Asia. First half revenue for 2023 increased 61% year-over-year led by consecutive record quarterly sales of smart glasses,” said Paul Travers, President and CEO. “We also continued to make strong progress in terms of product development, technology advancement and new business engagements. On the OEM side of our business, we continue to see an influx of customer interest, including a growing number of requests for quotes associated with defense, consumer and enterprise focused customers, all of whom are interested in our waveguide and display engine solutions. We are thrilled with the ongoing build-out of our new facility for such opportunities and are pleased to report that all build-out efforts remain on target for our grand opening in H2 2023.”

The following table compares condensed elements of the Company’s unaudited summarized Consolidated Statements of Operations data for the three months ended June 30, 2023 and 2022, respectively:

	For Three Months Ended June 30
	($000s except per share amounts)
	2023	2022
Sales:
Sales of Products	$4,425	$2,899
Sales of Engineering Services	266	109
Total Sales	4,691	3,008

Total Cost of Sales	3,718	2,742

Gross Profit	972	265
Gross Profit %	21%	9%

Operating Expenses:
Research and Development	2,837	2,996
Selling and Marketing	2,510	1,851
General and Administrative	4,260	5,040
Depreciation and Amortization	973	380
Total Operating Expenses	10,580	10,266

Loss from Operations	(9,608)	(10,001)

Total Other Income (Expense)	562	(21)
Net Loss	(9,045)	(10,022)

Loss per Common Share	$(0.14)	$(0.16)

Second Quarter 2023 Financial Results

For the three months ended June 30, 2023 total revenues increased by 56% to $4.7 million versus $3.0 million for the comparable period in 2022. The increase in total revenues was primarily due to higher product sales and specifically, significantly higher unit sales of our M400 smart glasses. Engineering services revenues for the three months ended June 30, 2023 were $0.3 million versus $0.1 million in the prior comparable period.

There was an overall gross profit of $1.0 million or 21% of revenues for the three months ended June 30, 2023 as compared to $0.3 million or 9% for the same period in 2022. This improvement was due to significantly higher product sales which enabled greater absorption of fixed manufacturing overhead.

Research and Development expense was $2.8 million for the three months ended June 30, 2023, versus $3.0 million for the comparable 2022 period, a decrease of approximately 5%. The decrease was largely due to a reduction in external development expenses and consultants related to new products.

Selling and Marketing expense was $2.5 million for the three months ended June 30, 2023, versus $1.9 million for the comparable 2022 period, an increase of approximately 36%. This increase was primarily due to higher salary and benefits expenses associated with increased headcount as compared to the previous year’s period.

General and Administrative expense for the three months ended June 30, 2023 was $4.3 million versus $5.0 million for the comparable 2022 period, a decrease of approximately 15%. The decline was primarily due to a decrease in non-cash stock-based compensation expense.

The net loss decreased for the three months ended June 30, 2023 to $9.0 million or $0.14 cents per share versus a net loss of $10.0 million or $0.16 for the comparable period in 2022.

The net cash flows used in operating activities for the second quarter of 2023 was $7.9 million as compared to a loss of $4.6 million for the second quarter of 2022 with the increase entirely due to a $3.5 million rise in accounts receivable. As of June 30, 2023, the Company maintained cash and cash equivalents of $48.6 million and an overall working capital position of $61.5 million with no long-term debt.

Management Outlook

“Our overall outlook for the remainder of 2023 remains unchanged and filled with enthusiasm. For the second-half of 2023, we have a strong book of business with identified opportunities, representing large deals and cornerstone customers on the enterprise and OEM side of our business that we expect to convert over the course of the current calendar year. We also see substantial opportunities on the OEM/engineering services side of our business related to new programs for defense, consumer and enterprise. As a result, we expect to continue to see strength in our overall revenues for the balance of 2023 fueled by stronger sales of core smart glasses, and engineering services and OEM components that we expect will confirm record revenues for all of calendar 2023,” said Mr. Travers.

“Although we are less than halfway through Q3, we are currently expecting another strong quarter that should result in robust year-over-year growth in smart glasses products and solution sales in Q3. Our OEM business, which includes engineering services and waveguide and display engine sales, continues to gain momentum with new programs expected to kick-off in Q3, that should positively contribute to our top-line in Q3 and OEM program order book. In support of our growing OEM waveguide business opportunities, Vuzix highly anticipates the upcoming opening and commissioning of our new waveguide plant, which will be dedicated to the volume production of enhanced waveguides and will allow us to address both Vuzix’ and our OEM customers’ growing needs,” concluded Mr. Travers.

Conference Call Information

Date: Tuesday, August 8, 2023

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/ or directly at: https://event.choruscall.com/mediaframe/webcast.html?webcastid=Q4kpaEe4

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the quarter ended June 30, 2023.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on August 8, 2023, at approximately 5:30 p.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference replay ID# is 13740246.

About Vuzix Corporation

Vuzix is a leading designer, manufacturer and marketer of Smart Glasses and Augmented Reality (AR) technologies and products for the enterprise, medical, defense and consumer markets. The Company’s products include head-mounted smart personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality, as well OEM waveguide optical components and display engines. Vuzix holds more than 325 patents and patents pending and numerous IP licenses in the fields of optics, head-mounted displays, and augmented reality Video Eyewear field. Moviynt, an SAP Certified ERP SaaS logistics solution provider, is a Vuzix wholly owned subsidiary. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2023 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in: Rochester, NY; Oxford, UK; Munich, Germany; and Kyoto and Tokyo, Japan. For more information, visit the Vuzix website, Twitter and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, opportunities related to market disruptions, R&D project successes, smart glasses pilot to roll-out conversion rates, existing and new engineering services and conversion to volume production OEM programs, future operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com